Exhibit 8.1

Asia Pacific

Bangkok

Beijing

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur

Manila

Melbourne

Shanghai

Singapore

Sydney

Taipei

Tokyo

Europe & Middle East

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Düsseldorf

Frankfurt / Main

Geneva

Kyiv

London

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

North & South America

Bogotá

Brasilia

Buenos Aires

Caracas

Chicago

Chihuahua

Dallas

Guadalajara

Houston

Juarez

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre

Rio de Janeiro

San Diego

San Francisco

Santiago

Sao Paulo

Tijuana

Toronto

Valencia

Washington, DC

Rowan Companies, Inc. 2800 Post Oak Boulevard Suite 5450 Houston, Texas 77056 U.S.A. Rowan Companies Limited Rowan House Peterseat Drive Atlens Industrial Estate Aberdeen, AB12 3HT Scotland	Baker & McKenzie LLP Pennzoil Place, South Tower 711 Louisiana Street Suite 3400 Houston, Texas 77002 U.S.A. Tel: +1 713 427 5000 Fax: +1 713 427 5099 www.bakermckenzie.com

February 27, 2012

Ladies and Gentlemen:

We have acted as United States tax counsel to Rowan Companies Limited, a private limited company incorporated under the laws of England and Wales (“Rowan UK”), and Rowan Companies, Inc., a Delaware corporation (“Rowan Delaware”), in connection with (i) the proposed merger of Rowan Mergeco, LLC, a newly-formed Delaware limited liability company and wholly owned subsidiary of Rowan Delaware (“Rowan Mergeco”), with and into Rowan Delaware (the “Merger”), pursuant to the Agreement and Plan of Merger and Reorganization by and between Rowan Delaware and Rowan Mergeco (the “Agreement”), and (ii) the preparation and filing of the registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on or about February 27, 2012. This opinion is being furnished to you at your request. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

In connection with this opinion we have examined the Agreement, the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied upon statements, representations, and covenants made by Rowan UK, Rowan Delaware, and Rowan Mergeco, and we have assumed that such statements and representations are true without regard to any qualifications as to knowledge and belief. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, (ii) the facts and representations concerning the Merger and the business activities and revenues of the Rowan Delaware “expanded affiliated group” set forth in the Registration Statement and that have otherwise come to our attention during our engagement, (iii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (iv) that all relevant documents have been, or will be, validly authorized, executed, delivered and performed by all of the relevant parties, and (v) that the Merger will be consummated in accordance with the terms of the Agreement and as described in the Registration Statement and that none of the terms and

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conditions contained therein will have been waived or modified in any respect prior to the effective date of the Merger. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

In rendering the opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings and other administrative guidance of the Internal Revenue Service (the “Service”), the Convention Between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and on Capital Gains, and such other authorities as we have considered relevant, all as of the date hereof. It should be noted that statutes, regulations, judicial decisions, and administrative guidance are subject to change at any time and may be effective retroactively. A change in the authorities or the truth, accuracy, or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations, or assumptions on which our opinion is based (including, but not limited to, any such change between the date hereof and the effective date of the Merger) could affect our conclusions.

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that, for U.S. federal income tax purposes:

1.      The Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and/or an exchange described in Section 351 of the Code;

2.      Rowan UK should not be treated as a U.S. corporation under Section 7874(b) of the Code; and

3.      Subject to the assumptions, exceptions, limitations, and qualifications set forth in the Registration Statement and herein, the discussion under the caption “Material Tax Considerations Relating to the Merger—U.S. Federal Income Tax Considerations” in the Registration Statement, to the extent it consists of legal conclusions as to U.S. federal income tax law, is accurate in all material respects.

The opinion set forth above does not address all of the United States federal income tax consequences of the Merger. Except as expressly set forth above, we express no other opinion, including any opinion as to the United States federal, state, local, foreign or other tax consequences of the Merger. Our opinion represents only our interpretation of the law and has no binding, legal effect on, without limitation, the Service or any court. It is possible that contrary positions may be asserted by the Service and that one or more courts

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may sustain such contrary positions. Our opinion is expressed solely as of the date hereof, and we are under no obligation to supplement or revise the opinion to reflect any changes, including changes which have retroactive effect, (i) in applicable law, or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect, or incomplete. However, it is a condition to closing of the Merger that Rowan Delaware and Rowan UK receive an opinion, as of the effective date of the Merger, from us concluding that Section 7874(b) of the Code should not apply to treat Rowan UK as a U.S. corporation.

This letter is furnished to you for use in connection with the Merger and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Baker & McKenzie LLP

Baker & McKenzie LLP

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